UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 24, 2015

CYRUSONE INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1649 West Frankford Road

Carrollton, TX 75007

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 — OTHER EVENTS

On June 24, 2015, CyrusOne Inc.’s operating partnership, CyrusOne LP, a Maryland limited partnership (the “Operating Partnership”), and CyrusOne Finance Corp., a Maryland corporation and a wholly owned subsidiary of the Operating Partnership (together with the Operating Partnership, the “Issuers”), issued a press release announcing that they intend to offer $100.0 million aggregate principal amount of their 6.375% senior notes due 2022 (the “New Notes”) in a private offering. The New Notes will have terms substantially identical to those of the 6.375% senior notes due 2022 issued by the Issuers in November 2012 and will be guaranteed by CyrusOne Inc., a Maryland corporation, CyrusOne GP, a Maryland statutory trust, and certain of the Operating Partnership’s existing and future domestic subsidiaries.

The Issuers expect to use the net proceeds from the offering of the New Notes to finance, in part, the Operating Partnership’s previously announced acquisition of Cervalis Holdings LLC (the “Cervalis Acquisition”), to pay fees and expenses related to the Cervalis Acquisition and for general corporate purposes. If the Cervalis Acquisition has not been consummated on or prior to September 30, 2015 or if the merger agreement is terminated at any time prior to September 30, 2015, the Issuers will be required to redeem all of the New Notes at their intial offering price plus accrued and unpaid interest to the redemption date.

The New Notes and the related guarantees will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements.

The information contained in this Current Report on Form 8-K, including exhibits hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the New Notes or any other securities.

A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: June 24, 2015	By:	/s/ Thomas W. Bosse
Thomas W. Bosse
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 24, 2015.